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                                                                     EXHIBIT 4.7

                        EXTENSION/MODIFICATION AGREEMENT

                 This extension/modification agreement is dated as of June 30, 1995, and is among POPE & TALBOT, INC., a Delaware corporation ("Borrower"), UNITED STATES NATIONAL BANK OF OREGON ("U.S. Bank"), CIBC INC. ("CIBC"), ABN AMRO BANK N.V. ("ABN"), BANK OF AMERICA ILLINOIS, fka CONTINENTAL BANK ("BAI"), and WACHOVIA BANK OF GEORGIA, NATIONAL ASSOCIATION ("Wachovia").

                                    Recitals

                 A. U.S. Bank, CIBC, ABN, BAI, and Wachovia ("Banks") and Borrower are parties to a credit agreement dated as of May 6, 1992, as modified in October, 1992, in June, 1993, June, 1994, October, 1994, and December, 1994 (the "Credit Agreement"). The capitalized words and phrases that are not defined in this modification agreement have the same meanings as are given to those words and phrases in the Credit Agreement.

                 B. Borrower and Banks desire to modify the terms of the Credit Agreement to extend the Expiry Date, increase the Aggregate Commitment by $25,000,000, change the Leverage Ratio on a temporary basis, and modify the pricing grid established in the modification agreement dated as of December 31, 1994. Because of the increase in the Aggregate Commitment, Borrower will issue new Notes to Banks.

                 NOW, THEREFORE, for value, it is agreed that effective as of the date of this agreement:

1.       Extension of Expiry Date.  The Expiry Date is extended pursuant to
         Section 2.15 of the Credit Agreement to June 30, 1998.

2. Increase in Aggregate Commitment and Individual Commitments. The maximum Aggregate Commitment is hereby increased to $100,000,000. The Individual Commitment of each Bank is $32,000,000 for U.S. Bank, $20,000,000 for CIBC, $20,000,000 for ABN, $16,000,000 for Wachovia,
         and $12,000,000 for BAI unless and until ratably reduced under Section
         2.16 of the Credit Agreement. Borrower promises and agrees to promptly issue new Notes to Banks and each Bank promises and agrees to surrender its existing Note to Borrower when it receives its new Note.

3. Leverage Ratio. Section 5.01(h) of the Credit Agreement is modified to require Borrower to maintain on a consolidated basis a Leverage Ratio of not more than 1.2 to 1.0 at all times from the date of this extension/modification agreement through March 31, 1996, and of not more than 1.0 to 1.0 at all times thereafter.

4. Additional Pricing Row. The pricing matrix for the Interbank Rate margin, Commitment Fee, and Unused Fee payable by Borrower introduced in the modification agreement dated as of December 31, 1994, is modified by adding the row for a leverage ratio of more than 1.0 to
         1.0 shown in the following table:


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
                             Leverage Ratio                           Interbank Margin       Commitment Fee          Unused Fee
                             --------------                           ----------------       --------------          ----------
          less than .50 to 1.0                                        43.75 bps(1)           15.00 bps               5.00 bps
          ---------------------------------------------------------------------------------------------------------------------
          greater than or equal to .50
            but less than .80 to 1.0                                  50.00 bps              18.75 bps               6.25 bps
          ---------------------------------------------------------------------------------------------------------------------
          greater than or equal to .80
            but less than or equal to 1.0 to 1.0                      62.50 bps              20.00 bps               8.50 bps
          ---------------------------------------------------------------------------------------------------------------------
          greater than 1.0 but less than or equal to 1.2 to 1.0       75.00 bps              25.00 bps              10.00 bps


         The Interbank margin, the Commitment Fee, and the Unused Fee payable by Borrower will be determined quarterly and put into effect as of the date upon which Borrower delivers its quarterly compliance certificate to Agent. The margin and fees will be based on the Leverage Ratio disclosed in such compliance certificate and the foregoing margin.
         The applicable margin and fees will remain as determined until the next quarterly compliance certificate is delivered.

5. Miscellaneous. The parties agree to issue any additional documents and instruments reasonably necessary to effectuate the objectives of this extension/modification agreement. The Loan Documents will continue in full force and effect as modified by this extension/modification agreement. This extension/modification agreement may be signed in one or more counterparts but all such counterparts will constitute but one agreement. The Loan Documents, as modified by this extension/modification agreement, are intended to be the complete, final, and exclusive statement of the terms upon which Banks made their Individual Commitments to Borrower and Borrower promised to repay Loans.


POPE & TALBOT, INC.                              UNITED STATES NATIONAL BANK
                                                      OF OREGON


By                                               By
   ---------------------------                      ---------------------------
      Carlos M. Lamadrid                              Janice T. Thede
      Senior Vice President                           Vice President


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         (1) The abbreviation "bps" means basis points.  100 bps = 1%.


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                                            CIBC INC.


                                            By
                                               --------------------------------
                                                     Ray Mendoza
                                                     Vice President



                                            ABN AMRO BANK N.V.


                                            By
                                               --------------------------------

                                            By
                                               --------------------------------
                                                     David McGinnis
                                                     Vice President



                                            BANK OF AMERICA ILLINOIS


                                            By
                                               --------------------------------
                                                     Michael J. Balok
                                                     Vice President



                                            WACHOVIA BANK OF GEORGIA,
                                                NATIONAL ASSOCIATION


                                            By
                                               --------------------------------
                                                     William F. Hamlet
                                                     Senior Vice President





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